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EXHIBIT 99.3

REOFFER PROSPECTUS

RE-OFFER PROSPECTUS

SAN RAFAEL BANCORP
851 Irwin Street, San Rafael, California 94901
(415) 454-1212

8,220 Shares Common Stock, No Par Value

        This prospectus covers up to an aggregate of 8,220 shares of Common Stock, no par value, of San Rafael Bancorp consisting of the proposed reoffer and resale from time by certain shareholders who received options to purchase shares of San Rafael common stock under the San Rafael Bancorp Employee Incentive Stock Option and Stock Appreciation Rights Plan in accordance with an exemption from the registration requirements of the Securtities Act of 1933, as amended, in order to provide the selling shareholders with fully tradeable shares. See "SELLING SHAREHOLDERS."

        San Rafael Bancorp has registered 506,971 shares of its common stock issuable upon the exercise of options granted under its stock option plans and including the 8,220 shares which may be reoffered or resold under this prospectus. There can be no assurance, despite the registration of the shares covered by this prospectus, that any of the shares will be sold by the selling shareholders.

        San Rafael Bancorp will not receive any proceeds from the resale of shares by the selling shareholders, although San Rafael will receive the option price upon exercise of the options.

        San Rafael Bancorp's common stock is presently not listed on any exchange or NASDAQ, but has filed an application for listing on the NASDAQ Small Cap Market under the symbol: "SRBC". On May 17, 2004, the last practicable date before printing this prospectus, the last reported trade was $13.00, representing the price of San Rafael Bancorp's recently completed public stock offering.

        Selling shareholders may offer shares for resale in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. Selling shareholders may also sell shares in negotiated transactions or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation as to a particular broker-dealer might be in excess of the customary commissions. Alternatively, the selling shareholders may from time to time offer shares for resale through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of securities for whom they act as agents. See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION."

        The shares of San Rafael Bancorp common stock being offered by selling shareholders have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares being resold should confirm the registration of the shares resold under the securities laws of the states in which a resale transaction occurs, or the existence of any exemption from registration.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR THE SECURITIES COMMISSION OF ANY STATE, NOR HAS SECURITIES EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

        FOR A DISCUSSION OF CERTAIN FACTORS IMPORTANT TO THE INVESTMENT DECISION, SEE "RISK FACTORS" COMMENCING AT PAGE 4 OF THIS PROSPECTUS.

The date of this Prospectus is May 18, 2004

TABLE OF CONTENTS

THE COMPANY	3
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	9
PLAN OF DISTRIBUTION	9
SELLING SHAREHOLDERS	9
DESCRIPTION OF SECURITIES	10
LEGAL MATTERS	12
EXPERTS	12
OTHER AVAILABLE INFORMATION	12
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	13
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	14

THE COMPANY

San Rafael Bancorp

        San Rafael Bancorp was incorporated in the State of California on December 20, 1988 for the primary purpose of organizing, as a wholly owned industrial banking company subsidiary, Tamalpais Bank. Because San Rafael Bancorp is the sole shareholder of Tamalpais Bank, the Board of Directors of San Rafael Bancorp elects the Board of Directors of Tamalpais Bank.

        San Rafael Bancorp's principal executive offices are located at 851 Irwin Street, San Rafael, California, 94901, telephone number (415) 454-1212, facsimile number (415) 454-2315. San Rafael Bancorp may also be contacted via electronic mail at: info@tambank. com. Information concerning San Rafael Bancorp can be accessed at the following Internet site: www.tambank.com. This internet site is not a part of this prospectus.

Tamalpais Bank

        Tamalpais Bank was licensed in 1991 as an industrial banking company and is subject to regulation by the California State Department of Financial Institutions and the Federal Deposit Insurance Corporation. Prior to December 1998, Tamalpais Bank was known as San Rafael Thrift and Loan. Tamalpais Bank is a member of the Federal Home Loan Bank of San Francisco and its deposits are insured by the FDIC to the maximum extent permitted by law.

        Tamalpais Bank conducts business in Marin County, California from four branch offices, ATM's located in each of its branches, and from its administrative headquarters. In addition, Tamalpais Bank supports its customers through internet banking, 24 hour telephone banking, courier service, mail, and ATM access through the STAR, PLUS, and VISA ATM networks. Tamalpais Bank's retail branch network is expanding rapidly, we expect branch and ATM openings in 2003 and 2004.

        Through its network of banking offices, Tamalpais Bank offers personalized services focused upon three primary markets: households, professionals, and small business. Tamalpais Bank also provides an extensive selection of deposit instruments. Investment advisory and financial planning services are offered in Tamalpais Bank's branches through its affiliate, Kit Cole Investment Advisory Services. Kit Cole Investment Advisory Services focuses on meeting the overall financial needs of its clients through a relationship driven collaborative approach while providing investment management and investment advisory services and also refers its clients to Tamalpais Bank for traditional banking services.

        Tamalpais Bank maintains offices as follows:

        Administrative Offices:
        4380 Redwood Hwy., Suite A-1
        San Rafael, California 94903

        Full Service Branch Offices:

        851 Irwin St. Suite 100
        San Rafael, California 94901

        453-455 Miller Ave.
        Mill Valley, California 94941

        575 Sir Francis Drake Blvd.
        Greenbrae, California 94904

        100 Sir Francis Drake Blvd.
        San Anselmo, California 94960

RISK FACTORS

Risks Related to the Offering

        There is a limited public market for San Rafael Bancorp common stock and no assurance can be given that an active trading market will exist as a result of this offering. It may be difficult to sell your shares.

        San Rafael Bancorp's common stock is not listed on any exchange or on Nasdaq. However, on April 2, 2004, San Rafael Bancorp applied for listing on the Nasdaq Small Cap Market. However, no assurance can be given that all listing requirements will be met as a result of this offering or in the future. Assuming all listing requirements are met, San Rafael Bancorp intends to list the common stock on the Nasdaq Small Cap Market under the symbol "SRBC." There is very limited trading in and no established public trading market for San Rafael Bancorp's common stock. While San Rafael Bancorp's common stock is not subject to specific restrictions on transfer, no assurance can be given that an active trading market in the common stock will develop as a result of this offering, and no assurance can be given that an active trading market will develop in the future.

        San Rafael Bancorp does not regularly pay dividends on its common stock, which could limit the return of your investment.

        San Rafael Bancorp does not regularly pay cash dividends on its common stock and has only paid two cash dividend in its history. San Rafael Bancorp will periodically review its dividend policy in view of its operating performance, and may declare dividends in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Cash and stock dividends are subject to determination and declaration by San Rafael Bancorp's board of directors, which will take into account San Rafael Bancorp's consolidated earnings, financial condition, liquidity and capital requirements, applicable governmental regulations and policies, and other factors deemed relevant by our board of directors.

Risks related to San Rafael Bancorp's Business and Operations

        San Rafael Bancorp's inability to execute its business strategy could adversely affect its financial performance and profitability and lead to a decrease in the value of your shares.

        San Rafael Bancorp's financial performance and profitability depends, in large part, on its ability to favorably execute its business strategy in converting from a financial institution emphasizing wholesale multifamily and commercial real estate lending to a private banking focused financial services firm. This evolution entails risks in, among other areas, technology implementation, market segmentation, brand identification, banking operations, and capital and human resource investments. Accordingly, there can be no assurance that San Rafael Bancorp will be successful in its business strategy.

        There is strong competition in San Rafael Bancorp's market area and the value of your shares may decrease if San Rafael Bancorp is unable to increase its market share.

        San Rafael Bancorp faces substantial competition for deposits and loans throughout its market area, and expects to face substantial competition for its other contemplated products and services. Competition for deposits comes primarily from other commercial banks, savings institutions, credit unions, thrift and loans, money market and mutual funds and other investment alternatives. Competition for loans comes from other commercial banks, savings institutions, mortgage banking firms, credit unions, thrift and loans and other financial intermediaries, as well as out-of-state financial intermediaries which have opened low-end production offices or which solicit deposits in San Rafael Bancorp's market areas. Many of the financial intermediaries operating in San Rafael Bancorp's market area offer certain services, such as trust, investment and international banking services, which we do not offer directly. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries have larger lending limits and as a result are able to serve the credit and investment needs of larger customers.

        San Rafael Bancorp's multi-family residential and commercial real estate loans held for investment are relatively unseasoned, and defaults on such loans could adversely affect its financial condition and results of operations. The value of your shares may decrease if San Rafael Bancorp's asset quality deteriorates.

        At March 31, 2004, San Rafael Bancorp's multi-family residential loans amounted to $102.4 million, or 38.0% of its total loans net of unearned income. At March 31, 2004, San Rafael Bancorp's commercial real estate loans amounted to $120.2 million, or 44.5% of its total loans, net of unearned income. San Rafael Bancorp's multi-family residential and commercial real estate loan portfolios consist primarily of loans originated after December 31, 1999, and are, consequently, unseasoned. The payment on these loans is typically dependent on the successful operation of the property, which is affected by the supply and demand for multi-family residential units and commercial property within the relevant market. If the market for multi-family units and commercial property experiences a decline in demand, multi-family and commercial borrowers may suffer losses on their projects and be unable to repay their loans. Defaults on these loans could negatively affect San Rafael Bancorp's financial condition, results of operations and prospects.

        San Rafael Bancorp relies, in part, on external financing to fund its operations and the unavailability of such funds in the future could adversely affect its growth strategy and prospects. The value of your shares may decrease if San Rafael Bancorp is unable to use external financing.

        San Rafael Bancorp relies on customer deposits and on advances from the Federal Home Loan Bank of San Francisco, or FHLB, to fund its operations. San Rafael Bancorp has historically utilized certificates of deposit obtained out of its market area. As of March 31, 2004, San Rafael Bancorp had $108.2 million of certificates of deposit, including $31.2 million of certificates with balances of $100,000 or more, $20.6 million of brokered certificates of deposit, and $27.4 million of non-brokered wholesale certificates of deposit under $100,000. While San Rafael Bancorp has reduced its reliance on large certificates of deposit since 2000 and has been successful in promoting its money market deposit product, brokered and non-brokered wholesale deposits nevertheless constituted 22.8% of total deposits as of March 31, 2004. Although management has historically been able to replace such deposits on maturity if desired, no assurance can be given that San Rafael Bancorp would be able to replace such funds at any given point in time, were its financial condition or market conditions to change.

        San Rafael Bancorp's investment portfolio includes securities which are sensitive to interest rates and variations in interest rates may adversely affect its profitability and share price.

        At March 31, 2004, San Rafael Bancorp's consolidated securities portfolio aggregated $58.3 million, of which $12.3 million was classified as available-for-sale, and $46.0 million was classified as held to maturity, and was comprised of mortgage-backed securities which are insured or guaranteed by government-sponsored enterprises. These securities amounted to 15.9% of total assets and are sensitive to interest rate fluctuations. The unrealized gains or losses in San Rafael Bancorp's available-for-sale portfolio are reported as a separate component of shareholders' equity until realized upon sale. As a result, future interest rate fluctuations may affect shareholders' equity, causing material fluctuations from quarter to quarter. Failure to hold these securities until maturity or until market conditions are favorable for a sale could adversely affect San Rafael Bancorp's financial condition, profitability and prospects.

        San Rafael Bancorp may have difficulty managing its growth, which may divert resources and limit its ability to successfully expand its operations. This may lead to a decrease in income and in the value of your shares.

        San Rafael Bancorp has grown substantially from $109.0 million in total assets and $99.4 million in total deposits at December 31, 2000 to $366.6 million in total assets and $210.4 million in total deposits at March 31, 2004. San Rafael Bancorp has expanded the number of full service branches from one as of December 31, 2001 to four as of May 1, 2004 and space for one additional branch is currently in various stages of development. It is anticipated that the additional branch will open in 2004. San Rafael Bancorp expects to continue to experience significant growth in the amount of its assets, the level of its deposits, the number of its clients and the scale of its operations. San Rafael Bancorp's future profitability will depend in part on its continued ability to grow and San Rafael Bancorp can give no assurance that it will be able to sustain its historical growth rate or even be able to grow at all.

        Deterioration of local economic conditions could hurt San Rafael Bancorp's profitability and share price.

        San Rafael Bancorp's operations are located in Northern California and its lending activities are concentrated in San Francisco, Alameda, Marin, Sonoma, and San Mateo Counties. Deposit generation is generally limited to Marin County. Although San Rafael Bancorp has diversified its loan portfolio into other California counties, the vast majority of its credits remain concentrated in the five primary counties. As a result of this geographic concentration, San Rafael Bancorp's results depend largely upon economic and real estate market conditions in these areas. A deterioration in economic or real estate market conditions in San Rafael Bancorp's primary market area could have a material adverse affect on the quality of its loan portfolio, the demand for its products and services, and its financial condition and results of operations. In addition, because San Rafael Bancorp does not require earthquake insurance in conjunction with its real estate lending, an earthquake with an epicenter in or near San Rafael Bancorp's primary market areas could also significantly adversely affect its financial condition and results of operations.

        Deterioration of real estate markets could hurt San Rafael Bancorp's performance and share price.

        At March 31, 2004, approximately 95.7% of San Rafael Bancorp's loans were secured by real estate. San Rafael Bancorp's ability to continue to originate real estate secured loans may be impaired by adverse changes in local and regional economic conditions in the real estate market, increasing interest rates, or by acts of nature, including earthquakes and flooding. Due to the concentration of real estate collateral, these events could have a material adverse affect on the value of the collateral, resulting in losses to San Rafael Bancorp. For information about San Rafael Bancorp's real estate loans.

        Loan and lease losses could hurt San Rafael Bancorp's operating results and share price.

        A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors, and related parties may fail to perform in accordance with the terms of their loans. San Rafael Bancorp adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that management believes are appropriate to control this risk by assessing the likelihood of non-performance, tracking loan performance, and diversifying the credit portfolio. These policies and procedures may not, however, prevent unexpected losses that could have a material adverse effect on San Rafael Bancorp's financial condition or results of operations. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond San Rafael Bancorp's ability to predict, influence, or control.

        Interest rates and general economic conditions could hurt San Rafael Bancorp's results of operations and share price.

        San Rafael Bancorp's operating income and net income depends to a great extent on "rate differentials," i.e., the difference between the income received from loans, securities and other earning assets, and the interest expense paid on deposits and other liabilities. These rates are highly sensitive to many factors beyond its control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities, and in particular, the Board of Governors of the Federal Reserve System. San Rafael Bancorp is financially exposed to parallel shifts in general market interest rates, changes in the relative pricing of the term structure of general market interest rates, and relative credit spreads. As a result, significant fluctuations in interest rates may result in an adverse effect on San Rafael Bancorp's financial condition and results of operations.

        Environmental liability associated with commercial lending could result in losses and a decrease in share price.

        In the course of business, San Rafael Bancorp may in the future acquire, through foreclosure, properties securing loans which are in default. In commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, San Rafael Bancorp might be required to remove these substances from the affected properties at its sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. San Rafael Bancorp may not have adequate remedies against the prior owner or other responsible parties or could find it difficult or impossible to sell the affected properties. This could have a material adverse effect on San Rafael Bancorp's business, financial condition and operating results.

        San Rafael Bancorp relies heavily on technology and computer systems and computer failure could result in loss of business and adversely affect its earnings and stock price.

        Advances and changes in technology could significantly affect San Rafael Bancorp's business and operations. San Rafael Bancorp may face many challenges including the increased demand for providing computer access to its accounts and the systems to perform banking transactions electronically. San Rafael Bancorp's ability to compete depends on its ability to continue to adapt technology on a timely and cost-effective basis to meet these demands. In addition, San Rafael Bancorp's business and operations are susceptible to negative affects from computer system failures, communication and energy disruption, and unethical individuals with the technological ability to cause disruptions or failures of San Rafael Bancorp's data processing systems.

San Rafael Bancorp depends upon its management.

        San Rafael Bancorp is, and for the foreseeable future will be, dependent upon the services of Kit M. Cole, who serves as Chief Executive Officer and President of San Rafael Bancorp and Chief Executive Officer of Tamalpais Bank, Mark Garwood, who serves as President of Tamalpais Bank, Michael Moulton, who serves Chief Financial Officer of San Rafael Bancorp and Tamalpais Bank, and on the services of other senior officers retained by San Rafael Bancorp. The loss of the services of Ms. Cole, Mr. Garwood, Mr. Moulton or other key employees could have a material adverse effect on San Rafael Bancorp's operations.

        San Rafael Bancorp's and Tamalpais Bank's failure to attract and retain high caliber professionals with education and experience in private banking and financial services could adversely affect profitability and share price.

        As a community-based private bank, Tamalpais Bank is especially dependent upon the skills of its employees to generate business and manage risk. San Rafael Bancorp faces a continuing challenge to attract and retain high caliber professionals with education and experience in private banking and financial services.

Risks Related to Governmental and Regulatory Concerns.

        The State of California budget crisis could have an unfavorable impact upon San Rafael Bancorp's business, financial condition, results of operations and share price.

        In part due to the handling of the energy crisis and also due to the potential onset of a national recession, the State of California is currently facing a substantial budget deficit. A combination of reductions in State-provided services and increases in the level and nature of taxation could adversely affect economic activity and real estate values, which in turn could have an unfavorable affect on San Rafael Bancorp's business, financial condition, and results of operations and share valuation. The business, financial condition, and results of operations of San Rafael Bancorp's customers could also be adversely affected, which could negatively impact San Rafael Bancorp's loan portfolio.

        San Rafael Bancorp is subject to extensive government regulation. These regulations may hamper San Rafael Bancorp's ability to grow earnings and assets, and could result in a decrease in the value of your shares.

        Financial institutions are subject to extensive governmental supervision, regulation and control, which have, in the past, materially affected the business of financial institutions. In recent years, the regulations applicable to financial institutions have changed dramatically. Future legislation and government policy could adversely affect the banking industry, including San Rafael Bancorp and Tamalpais Bank. For a description of certain potentially significant changes.

FORWARD-LOOKING STATEMENTS

        San Rafael has made forward-looking statements in this prospectus or documents incorporated by reference into this prospectus, including statements containing the words "believes," "anticipates," "intends," "expects," "considers" and words of similar import. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of San Rafael to be materially different from the future results expressed or implied by forward-looking statements. These factors include, among others, the factors discussed in the section entitled "Risk Factors" on page 4 of this prospectus.

        Although San Rafael believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Potential investors should not rely heavily on the forward-looking statements.

        You should rely only on the information in this prospectus or other information incorporated by reference into this document. San Rafael has not authorized anyone to provide you with other or different information. This prospectus is dated May 18, 2004. You should not assume that the information contained in this prospectus is accurate as of any date other than that date, and neither the distribution of this prospectus nor the issuance of shares of San Rafael common stock in the offering shall create any implication to the contrary.

USE OF PROCEEDS

        The shares of common stock covered by this prospectus are being offered by the Selling Shareholders and not by San Rafael Bancorp. Consequently, San Rafael Bancorp will not receive any proceeds from the sale of these shares. However the shares that may be sold under the prospectus include shares that the Selling Shareholder may acquire in the future pursuant to stock options that we have granted to them. In order for the Selling Shareholder to acquire any such shares, the Selling Shareholder will be required to pay to us the exercise price specified in his option agreements. We intend to use any proceeds that we receive from the exercise of such options for working capital and general corporate purposes.

PLAN OF DISTRIBUTION

        Any or all of the shares may be sold from time to time to purchasers directly by the Selling Shareholder. Alternatively, the Selling Shareholder may from time to time offer the shares through underwriters, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom they may act. The Selling Shareholder and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act of 1933, as amended (the "Securities Act"). Any profit on the sale of the shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required, at the time a particular offer of shares is made, a supplement to this prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering. These terms will include the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

        The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices.

        In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is met.

SELLING SHAREHOLDERS

        The table below sets forth, as of the date of this prospectus or a subsequent date if amended or supplemented, (a) the name of Selling Shareholders and their relationship to San Rafael Bancorp during the past three years; (b) the number of shares of common stock that San Rafael Bancorp has been advised that the Selling Shareholders beneficially owns; (c) the number of shares of common stock that San Rafael Bancorp has been advised will be offered pursuant to this prospectus by the Selling Shareholders; and (d) the amount and percentage of the common stock outstanding to be held by the Selling Shareholder after giving effect to the offering of the common stock covered by this prospectus. The information contained in this table may be amended or supplemented from time to time.

				Shares Beneficially Owned After Offering
Name	Relationship to San Rafael Bancorp	Shares Beneficially Owned(1)	Shares Offered Hereby
				Number	Percentage
Judi Lewis	Former Employee	7,830	7,830	-0-	—
Clint Roenisch	Former Employee	390	390	-0-	—

(1)
Consists of restricted shares issued as a result of the exercise of stock options under the Employees Stock option plan by two former employees.

DESCRIPTION OF SECURITIES.

General

        San Rafael Bancorp currently has an authorized capitalization of 10,000,000 shares of common stock. Of these authorized capital shares, 3,647,556 shares of common stock are currently outstanding. No shares of preferred stock are authorized. An additional 498,751 shares of San Rafael Bancorp's common stock are reserved for issuance under San Rafael Bancorp's stock option plans. As adjusted for stock splits, options to issue 243,000 shares were established in the Employee Incentive Stock Option and Stock Appreciation Rights Plan, and options to issue an additional 237,543 shares were added in 2003. Options to issue 48,792 shares have been exercised under the Employees' Stock Option Plan. Options to issue 67,000 shares were authorized in 2003 under the Non-Employee Directors Stock Option Plan. No options have been exercised under the Directors' Stock Option Plan.

Common Stock

        The balance of San Rafael Bancorp's authorized common stock will be available to be issued when and as the Board of Directors of San Rafael Bancorp determines it advisable to do so. Common shares could be issued for the purpose of raising additional capital, in connection with acquisitions or formation of other businesses, or for other appropriate purposes. The Board of Directors of San Rafael Bancorp has the authority to issue common shares to the extent of the present number of authorized unissued shares, without obtaining the approval of existing holders of common shares. If additional shares of San Rafael Bancorp's common stock were to be issued, the existing holders of San Rafael Bancorp shares would own a proportionately smaller portion of the total number of issued and outstanding common shares.

Dividend Rights

        The shareholders of San Rafael Bancorp are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:

  •
  the corporation's assets equal at least 1 1/4 times its liabilities, and

  •
  the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

        San Rafael Bancorp has declared a $0.025 per share cash dividend, payable on May 14, 2004, to shareholders of record as of April 30, 2004. San Rafael Bancorp will periodically review its dividend policy in view of its operating performance, and may declare dividends in the future if such payments are deemed appropriate and in compliance with applicable law and regulations.

Voting Rights

        All voting rights with respect to San Rafael Bancorp are vested in the holders of San Rafael Bancorp's common stock.

        Holders of San Rafael Bancorp common stock are entitled to one vote for each share held except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by the shareholder multiplied by the number of directors to be elected and a shareholder may cast all his or her votes for a single candidate or distribute votes among any or all of the candidates he or she chooses. However, no shareholder will be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

Preemptive Rights

        Shareholders of San Rafael Bancorp common stock have no preemptive rights. Also there are no applicable conversion rights, redemption rights or sinking fund provisions.

Liquidation Rights

        Upon liquidation of San Rafael Bancorp, the shareholders of San Rafael Bancorp's common stock have the right to receive their pro rata portion of the assets of San Rafael Bancorp distributable to shareholders. This is subject, however, to the preferential rights, if any, of the holders of any outstanding senior securities. Presently there are no senior securities outstanding except for the subordinated debt issued by San Rafael Bancorp in connection with the trust preferred transaction.

Subordinated Debt

        On June 28, 2002 San Rafael Bancorp issued $10.3 million of trust preferred securities through a special purpose trust subsidiary, San Rafael Capital Trust I, which is wholly-owned by San Rafael Bancorp. Dividend payments on the trust preferred securities are funded by interest payments San Rafael Bancorp makes on subordinated debt issued to San Rafael Capital Trust I. The trust preferred securities mature 30 years after the issuance date and have a five-year call provision, except under limited circumstances where the security may be called earlier. San Rafael Capital Trust I pays interest quarterly at a rate equal to three-month LIBOR plus a margin of 360 basis points. At June 30, 2003, the interest rate being paid on the trust preferred securities was 4.76% and the annual interest payments amounted to $0.5 million, based on the applicable interest rate at that date. Such interest payments are currently expected to be funded by dividends paid to San Rafael Bancorp by Tamalpais Bank. San Rafael Bancorp's principal and interest payments on the subordinated debt are in a superior position to the liquidation rights of shareholders of San Rafael Bancorp's common stock.

Provisions of Articles of Incorporation

Issuance of Additional Securities

        The articles of incorporation permit the Board of Directors to issue additional shares of common stock without the prior approval of the holders of San Rafael Bancorp common stock. The issuance of additional common stock or other securities permitted by the articles of incorporation at some future date may have the effect of delaying, deferring or preventing a change in control of San Rafael Bancorp.

LEGAL MATTERS

        The validity of the shares being offered has been reviewed for San Rafael Bancorp by Nixon Peabody LLP, Two Embarcadero Center, Suite 2700, San Francisco, California 94111. However, subscribers should not construe this review as constituting an opinion on the merits of the offering.

EXPERTS

        The audited consolidated balance sheets of San Rafael Bancorp as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years ended December 31, 2003 included in this prospectus and elsewhere in the Form S-8 registration statement have been audited by Vavrinek, Trine, Day & Co., LLP, independent public accountants, as indicated in their report (dated January 24, 2004) included with the financial statements, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

OTHER AVAILABLE INFORMATION

        This resale prospectus is a part of a Registration Statement on Form S-8 filed by San Rafael Bancorp with the Securities and Exchange Commission. The registration statement registers the shares subject to grant under San Rafael Bancorp's stock option plans as well shares being offered for resale by selling shareholders under this prospectus. For information in addition to that contained in this prospectus, reference is made to the registration statement, including the exhibits contained in the registration statement.

        Effective October 20, 2003, San Rafael Bancorp became subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the 1934 Act files reports and other information with the Securities and Exchange Commission. These reports and San Rafael Bancorp's registration statement can be inspected and copied at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its Regional Offices, including the Northeast Regional Office, The Woolworth Building, 233 Broadway, New York, N.Y. 10279, and the Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60664. Please call the SEC at 1-800-SEC-0330 for information on the public reference rooms. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549. The SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

        NO DEALER, SALESPERSON, AGENT OR OFFICER OF SAN RAFAEL OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SAN RAFAEL BANCORP.

        THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OF SUCH SECURITIES TO A PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF THE SECURITIES COVERED BY THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

        THESE SECURITIES MAY NOT BE USED AS COLLATERAL TO SECURE A LOAN FROM SAN RAFAEL BANCORP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed with the SEC are incorporated by reference:

  •
  The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

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  The Registrant's Current Report on Form 8-K reporting events as filed with the Securities Exchange Commission on January 14, 2004 announcing fourth quarter 2003 earnings.

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  The Registrant's Current Report on Form 8-K reporting events as filed with the Securities Exchange Commission on February 27, 2004 announcing completion of its public offering of common stock.

  •
  The Registrant's Current Report on Form 8-K reporting events as filed with the Securities Exchange Commission on April 8, 2004 announcing declaration of a cash dividend and the opening of a new ranch by its subsidiary, Tamalpais Bank.

  •
  The Registrant's Current Report on Form 8-K reporting events as filed with the Securities Exchange Commission on April 23, 2004 announcing the release of the Registrant's 1st Quarter 2004 earnings.

  •
  The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

        All other documents filed by San Rafael pursuant to Section 13(a) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made by this prospectus shall be deemed incorporated by reference in this prospectus and to a be a part of the prospectus from the date of filing of the documents.

        Any statement contained in this prospectus or in any document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained in this prospectus or in any other document subsequently filed, which also is incorporated by reference into this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        San Rafael will provide, without charge, to each person, including any beneficial owner of the shares being offered for resale, to whom a copy of this prospectus is delivered, who makes an oral or written request, a copy of any or all of the information that is incorporated by reference into this prospectus (other than exhibits to such information, unless the exhibits are specifically incorporated by reference into this prospectus). Requests for copies should be directed to: San Rafael Bancorp, 851 Irwin Street, San Rafael, California 94901, attention: Michael Moulton.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of San Rafael Bancorp pursuant to the foregoing provisions, San Rafael Bancorp has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        Except to the extent set forth herein, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

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EXHIBIT 99.3 REOFFER PROSPECTUS
TABLE OF CONTENTS
THE COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
SELLING SHAREHOLDERS
LEGAL MATTERS
EXPERTS
OTHER AVAILABLE INFORMATION